STOCK PURCHASE AGREEMENT

BETWEEN

INTERNATIONAL THOROUGHBRED BREEDERS, INC., Purchaser

and

KENNETH R. FISCHER. Seller



STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), made as of the 31st day of January, 1995 by and between INTERNATIONAL THOROUGHBRED BREEDERS, INC., a Delaware corporation, having an address at Route 70 and Haddonfield Road, Cherry Hill, New Jersey 08034 (the "Purchaser") and KENNETH R. FISCHER, residing at 157 Oval Road, Essex Fells, New Jersey 07021 (the "Seller").


WITNESSETH:

     WHEREAS, Freehold Racing Association ("FRA"), Atlantic City Harness,
Inc. ("ACH") and Circa 1850, Inc. ("Circa") own certain assets used to conduct standardbred race track meets with pari-mutuel wagering (the "Business") at Freehold Raceway in The Borough of Freehold and Township of Freehold, New Jersey, pursuant to a license(s) (the "Racing License") granted by the New Jersey Racing Commission (the "Racing Authority"); and

     WHEREAS, Kenneth R. Fischer is the owner of one hundred (100%) percent of the shares of stock of FRA, ACH and Circa (100% of the stock of FRA, ACH and Circa being referred to hereinafter as the "Stock"); and

     WHEREAS, Purchaser and Seller have executed a certain Option Agreement, dated March 21, 1994, granting Purchaser the right to purchase the Stock in accord with this Agreement (the "Option"); and

     WHEREAS, Purchaser has, pursuant to written notice given to Seller, dated December 13, 1994, exercised its rights under the Option (the "Option Election") as supplemented pursuant to a letter agreement, dated December 23, 1994 (the "December Letter"), between its respective attorneys, which letter agreement has been consented to by the Seller and Purchaser in all respects; and

     WHEREAS, the Seller desires to sell the Stock as set forth in this Agreement to the Purchaser and the Purchaser desires to purchase such Stock from the Seller, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   Sale and Purchase of the Stock.

          (a) Sale and Purchase. At the Closing on the Closing Date (as such terms are defined in Paragraph 5), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Stock, all on and subject to the terms, covenants and conditions set forth in this Agreement.

          (b) At the Closing, ACH, FRA and/or Circa shall own the Assets as herein defined.

               Definition of the "Assets". Subject to the terms and conditions of this Agreement, the term "Assets" shall mean all assets owned by any of the Subject Companies on the date hereof or acquired before the Closing subject to decreases in or dispositions of Assets permitted by this Agreement, which are used in or relate to the Business as of the Closing Date:

               (i) the Land set forth on Schedule 1(b)(i) attached hereto and made a part hereof, together with all buildings, improvements and fixtures appurtenant thereto, including, without limitation, all right, title and interest, if any, of, in and to (1) any strips or gores of land adjacent to the Real Property which adjoin the property of others; (2) all easements, rights of way or use and privileges, on or existing for the benefit of, or appurtenant to, the Real Property, (3) any land lying in the bed of any street or road or avenue opened or proposed in front of or adjoining the Real Property, to the center line thereof (collectively, the "Real Property").

               (ii) all equipment, machinery, furniture, supplies, computers and computer software, office furnishings and other tangible personal property, together with all warranties and guaranties in connection therewith as set forth on Schedule 1(b)(ii) (collectively, sometimes hereinafter referred to as the "Personal Property") owned by any of the Subject Companies and which is not specifically excluded from this transaction as set forth on Schedule 1(b)(ii) attached hereto and made a part hereof;

             (iii)  all rights and interests of any of the Subject
Companies under those licenses and leases in and to the equipment, computers and computer software, machinery and furniture set forth on Schedule 1(b)(iii) attached hereto and made a part hereof (the "Leases"), and all prepayments (with respect to the period after the Closing) and deposits (with respect to the period after the Closing) thereunder;

              (iv) all purchase orders, contracts, leases, licenses, rights and agreements all, set forth on Schedule 1(b)(iv) attached hereto and made a part hereof (it being understood and agreed that to the extent that any Subject Company enters into any lease, contract or other agreement as permitted under this Agreement between the date hereof and the Closing, such lease(s), contracts(s) or agreements(s) shall be included as part of the Assets hereunder and included as part of Schedule 1(b)(iv)), subject, however, to the last paragraph of this Paragraph 1(b);

               (v) the vehicles set forth on Schedule 1(b)(v) attached hereto and made a part hereof; and

              (vi) the logos, trade names, trademarks, service marks and other common law and statutory property rights, if any, used in connection with the Business, as set forth on Schedule 1(b)(vi) attached hereto and made a part hereof, including, but not limited to, all of any Subject Company's right, title and interest, if any, in the names "FRA Raceway", "Freehold Raceway", "Freehold Race Track", and "Atlantic City Harness", used alone or in any combination with other words, and all goodwill associated therewith and any derivatives thereof (such property and rights, however, to be sold and assigned without representation or warranty by Seller);

             (vii) to the extent assignable by the Seller to the Purchaser, all governmental licenses, permits and authorizations of the Seller applicable to the Business, Assets and the Real Property as set forth on
Schedule 1(b)(vii) attached hereto;

            (viii) all engineering and technical data, specifications and drawings relating to the Business or the Assets, all operating business data, records and information of the Business, all marketing information, advertising circulars and advertising data, vendor and supplier list, price list, and warranty repair records of the Business, including, as to all of the foregoing, to the extent in the possession of FRA and ACH, originals and copies thereof and tapes, disks and transcribed information of any type, whether expressed in ordinary or machine language;

                    PROVIDED, HOWEVER, that there shall be excluded from the Assets and from this sale any executory contract which is not assignable without the consent of any person other than the Seller or the Purchaser, if such consent to the assignment thereof to the Purchaser shall not have been obtained prior to the Closing (an "Excluded Contract"). With respect to any Excluded Contract, the parties shall cooperate with each other, upon written request, (i) in endeavoring to obtain the requisite third-party consent to the assignment thereof to the Purchaser, without either party being obligated, however, to make any payment to any such third-party which is not otherwise due in order to obtain such consent, and (ii) if any such requisite consent cannot be obtained, in endeavoring to obtain for the Purchaser an arrangement which the Purchaser reasonably shall desire designed to provide for the Purchaser the benefits thereof in some other manner (provided that the Seller shall not be required to make any payment to any such third-party, or incur any liability or obligation, in connection therewith).

     2.   Obligations and Liabilities of FRA and ACH.

          Purchaser acknowledges that it is buying a going business and that as of the Closing Date and at the time of the purchase and sale of the Stock, the Subject Companies shall have and be subject to such liabilities as may exist as of that date. Promissory Note dated December 31, 1984 in favor of the New Jersey Economic Development Authority (the "EDA Note") secured by a mortgage of even date encumbering the Real Property, the outstanding principal balance of which on the date hereof is estimated to be $5,175,000.00, shall be satisfied and discharged of record as provided for in Paragraph 4 hereof. A true and correct copy of the EDA Note and Mortgage, and all underlying loan documents in connection therewith, are identified on Schedule 2, copies of which have been delivered to Purchaser.
     3.   Consideration and Terms of
 Payment.

          (a) Purchase Price for Stock. The Purchaser agrees to pay, and the Seller agrees to accept, as full consideration for the Stock, SEVENTEEN MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($17,825,000.00) (the "Purchase Price"). The Purchase Price shall be paid in the manner provided in Paragraph 3(b). The parties hereto shall use their reasonable best efforts to agree upon the allocation of the Purchase Price among the shares of Stock for those Subject Companies, prior to the Closing; provided, however, that the inability to reach an agreement with respect to such allocation shall have no effect upon the respective rights, duties and obligations of the parties hereto.

          (b) Terms of Payment. The Purchase Price shall be paid by the Purchaser to the Seller as follows:

               (i) Purchaser has deposited, on December 23, 1994 pursuant to the December Letter, with Connell, Foley & Geiser, attorneys for the Seller, the sum of ONE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($1,150,000.00) (the "Down Payment") by wire transfer of same day federal funds for deposit into the escrow account. At Closing, the Down Payment shall be released from escrow together with any interest thereon and paid to Seller in accordance with the terms hereof.

              (ii)  at Closing, the delivery by Purchaser to Seller of a
Note in the amount of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000.00) (the "ITB Note"), said note to be in the form attached hereto as Schedule 3(b)(ii)(A), and secured by a first mortgage on the Real Property, said Mortgage to be in the form attached hereto as Schedule 3(b)(ii)(B), and a pledge of the Stock of the Subject Companies being purchased hereunder, said Pledge Agreement to be in the form attached hereto as Schedule 3(b)(ii)(C). The ITB Note shall provide as follows:

                    (a)  the maturity date of the ITB Note shall be eight
(8) years from the date of execution at which time the entire remaining principal together with any accrued interest shall be immediately due and payable;

                    (b) during the first five (5) years the payments of principal as required by the ITB Note shall be made based upon a twenty (20) year principal amortization payout; and

                    (c) during the final three (3) years the payments of principal as required by the ITB Note shall be based upon a ten (10) year principal amortization payout; and

                    (d) interest compounded annually on the outstanding principal amount at the rate of 80% of prime rate as published in the Wall Street Journal as it exists on such anniversary day of ITB Note not to exceed 6% per annum payable on December 31, 1995 and on December 31st of each year thereafter until December 31, 2003.

                    (e) in the event Seller fails to advance the funds it is obligated to advance pursuant to Paragraph 4 of this Agreement, Purchaser may advance such funds on Seller's behalf and offset such amounts against amounts due and owing from Purchaser to Seller under the ITB Note.

                         ITB Note shall further provide that the entire
principal balance thereof together with accrued interest shall become immediately due and payable in the event that Purchaser shall thereafter sell all or substantially all of the assets of FRA and ACH, or all or substantially all of the Stock of FRA or ACH other than to a corporation (including successor corporations to which such assets or stock are sold) owned or controlled by Purchaser, or if FRA and ACH shall cease to conduct harness racing at Freehold Raceway. This restriction shall apply to all successor corporations which own the assets or Stock of FRA and/or ACH.

               (iii) at Closing, the balance of the Purchase Price (the "Balance") by wire transfer of same day federal funds by Purchaser to an account designated by Seller.

     4.   Other Covenants.

          On December 31, 1984, the New Jersey Economic Development
Authority issued its 9,000,000 principal amount of Economic Development Bond (Freehold Racing Association 1984 Project) in order to provide funds from which to make a mortgage loan to Freehold Racing Association, which Bond was purchased and is currently held by Midlantic Bank N.A. Prior to the purchase of stock in the Subject Corporation by Seller, a Modification Agreement was created by and among FRA and others dated as of December 21, 1990. Midlantic Bank N.A. by letter dated January 13, 1995, a copy of which is attached hereto as Schedule 4, has given notice that it objects to the transaction contemplated by this Agreement and has reserved all of its rights and remedies under the Bond transaction documents and under applicable law, including, but not limited to, its right to declare a default and to request that the New Jersey Economic Development Authority enforce the remedies provided under the Bond Agreement.

          At Closing Purchaser and Seller will each advance to FRA fifty percent (50%) of the amount necessary in order to satisfy the EDA Note. FRA shall execute and deliver a Promissory Note (the "FRA Note"), in the form attached hereto as Schedule 4A, together with a second mortgage on the Real Property securing the FRA Note. Said Mortgage shall be in the form attached hereto as Schedule 4B.

          As security for the performance by Purchaser of its obligations under this Agreement, Robert E. Brennan (the "Pledgor"), as principal shareholder of Purchaser, hereby agrees, subject to any pre-existing proxy(s), to pledge certificates of stock representing 2,000,000 shares of stock in Purchaser and to deliver the shares together with duly executed stock powers to Thomas D. Ruane, Esq., as Escrow Agent, to be held as security for the performance by Purchaser of the following obligations:

          (a) payment by Purchaser of the ITB Note executed and delivered by Purchaser pursuant to Paragraph 3(b)(ii) hereof; and

          (b) payment by Purchaser of the FRA Note executed and delivered by FRA pursuant to this Paragraph;
          This pledge shall remain in full force and effect until January 31, 1998 provided that on such date no default exists under the terms of the ITB Note and/or the FRA Note. Said Pledge Agreement shall be in the form attached hereto as Exhibit 4C.

     5.   Closing and the Closing Date.

          (a)  The closing of the purchase and sale hereunder (the
"Closing") shall be held at the offices of counsel to the Purchaser, Sterns & Weinroth, P.O. Box 1298, 50 West State Street, Suite 1400, Trenton, New Jersey 08607 on or before January 31, 1995 (the "Closing Date").

          (b) The Closing hereunder shall be deemed effective as of January 1, 1995.

     6.   Representations and Warranties of the Purchaser.

          As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Seller as of the Effective Date hereof and as of the Closing Date.

          (a) Organization. The Purchaser has all requisite power to own, operate and lease its properties and to carry on the Business and its business as it is now being conducted and is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authorization. The Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated herein. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to equitable principles.

          (c) No Violation. The execution, delivery and performance of this Agreement by the Purchaser will not (except as it may otherwise determine in its due diligence review) require the consent, waiver, approval, license or authorization of any person or public authority other than (i) the Racing Authority and (ii) the parties to the Leases, and the Executory Contracts, where applicable.

          (d) Litigation. There are no claims, actions, proceedings or investigations pending or, to the best knowledge of the Purchaser, threatened against or relating to the Purchaser or any of its principals, partners, shareholders, directors, employees or properties before any court or governmental or regulatory authority or body which may prevent Purchaser executing and performing this Agreement.


          (e) No Impediment. Purchaser knows of no fact or set of facts which would hinder its ability to obtain a license from the Racing Authority enabling Purchaser to conduct the Business.

          (f) No Other Representations and Warranties. The Purchaser has not relied on any representations or warranties made by the Seller except those specifically set forth in this Agreement under Paragraph 7.

     7.   Representations and Warranties of the Seller.

          As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Seller, to the best of his knowledge, represents and warrants to the Purchaser, as of the Closing Date, as follows:

          (a) Corporate Organization. Each of the Subject Companies are corporations duly organized, validly existing and in good standing under the laws of the State of New Jersey, with all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business and its business as it is now being conducted.

          (b)  Authorization.   The Seller has full power and authority to
enter into this Agreement and to carry out its obligations hereunder. This Agreement shall constitute the valid and binding obligation of the Seller, enforceable against him in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to equitable principles.

          (c) No Violation. Seller and the Subject Companies are in complete compliance with their permits, if any, issued by the Racing Authority, all of which are in full force and effect. True copies of such permits are attached hereto as Schedule 7(c). The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated herein do not require the consent, waiver, approval, license or authorization of any person or public authority other than (i) the Racing Authority and (ii) the parties to the Leases and the Executory Contracts where applicable; and will not, with or without the giving of notice or the passage of time, conflict with, violate, result in a breach of any obligation under, or constitute a default under any provision of any charter, deed of trust, by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, law, ordinance or regulation, applicable to the Seller or the Assets or any restriction which will result in the creation of any lien, charge or encumbrance upon any of the Assets.

          (d) Administrative Consent Orders. The Seller and the Subject Companies have not received any notice not heretofore complied with or withdrawn, that the Seller or any of the Subject Companies are in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state or local, court or governmental authority relating to or affecting ownership of the Assets or operation of the Business, the violation of which would have a material adverse effect on the Assets, the Business or any Subject Company.

          (e) Title to the Real Property. Schedule 1(b)(i) attached hereto and made a part hereof identifies all Real Property owned by any of the Subject Companies. The Real Property, on the Closing Date, shall be free and clear of all mortgages (except the EDA Mortgage which will be paid off at Closing), liens, security interests, charges and encumbrances, except for the Permitted Exceptions as hereinafter defined. For the purposes hereof, the term "Permitted Exceptions" shall mean (i) taxes levied on the Real Property and not yet due and payable; (ii) restrictions, covenants, agreements, easements and other matters of record affecting the Real Property as of the Closing Date hereof and as of the date Purchaser's preliminary title report is prepared; (iii) the state of facts as would be disclosed by a current, accurate survey and inspection of the Real Property; (iv) those restrictions which are set forth on Schedule 7(e) attached hereto and made a part hereof; and (v) encumbrances resulting from Purchaser's acts.

          (f) Personal Property. Schedule 7(f) attached hereto and made a part hereof identifies all Personal Property with a book value or replacement cost in excess of $1,000 owned or leased by any of the Subject Companies. Except for certain property leased or licensed to FRA and ACH pursuant to the Leases, the obligations for which will be assumed by Purchaser, ACH and FRA have title to all personal property owned by them. On the Closing Date, all such personal property (other than that identified on said Schedules) shall be free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind or character, other than as permitted by this Agreement.

          (g) Contracts, Leases, Agreements and Other Commitments. FRA and ACH is not a party to a contract, lease, agreement or other commitment material to the operation of the Business except as set forth on the Schedules attached hereto. FRA and ACH has not received any written notice not heretofore complied with or dismissed, that it is in material breach or default in the performance of any of its obligations under any of the Executory Contracts, Leases, agreements or other commitments identified in said Schedules; and, to the best knowledge of FRA and ACH, without investigation, all other parties thereto are not in material default thereunder and no event has occurred or failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as disclosed in Schedules 1(b)(iii) and 1(b)(iv), there are no other written or oral leases, tenancies, licenses or other occupancy agreements or arrangements with respect to the Real Property or any portion thereof.

          (h) Labor. Except as listed on Schedule 7(h) attached hereto and made a part hereof, FRA and ACH is not a party to any collective bargaining agreement with respect to any of its employees nor are any employees of FRA and ACH with respect to the Business covered by any collective bargaining agreements not listed on Schedule 7(h). True and correct copies of all such collective bargaining agreements have been delivered to the Purchaser by FRA and ACH. Except as may be listed on Schedules 1(b)(iv) and 7(h), and except pursuant to the Plans listed on
Schedule 13 attached hereto, and except pursuant to the insurance policies listed on Schedule 7(l) attached hereto, the Seller is not a contributor or party to any employment agreements, pension plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits for employees. A list of all employees of FRA and ACH employed in the Business as of the date hereof, including the name and rate of salary and amount of accrued vacation, compensatory and other leave time of each such employee has been delivered to Purchaser. All contributions which have become due and payable prior to the date hereof by FRA and ACH to any Plan (as described in Paragraph 13) have been fully paid.

          (i) Litigation. Except as otherwise listed on Schedule 7(i) attached hereto, there are no claims, actions, proceedings or investigations which have been commenced, or, to the best knowledge of FRA and ACH, threatened against or relating to the Business or any of the Assets or the Stock before any court or governmental or regulatory authority or body or arbitrator which are not adequately covered by insurance and which, if decided adversely, would be likely to have a material adverse effect on the Assets or the Stock or the Business or FRA and ACH. Neither FRA and ACH nor any of the Assets is subject to any order, judgment, injunction or decree which materially adversely affects the Assets or the Stock, the liabilities assumed hereunder, or the transactions contemplated hereby.

          (j) Compliance with Laws and Regulations. FRA and ACH have not received any notice of a pending condemnation which would, if adversely decided, or notice of a violation of any applicable law, rule, statute, ordinance or regulation which remains uncured and would, materially adversely affect the Assets or the Stock, the contracts and liabilities to be assumed hereunder or the transactions contemplated hereby.

          (k)  Condition of Assets.  All of the Assets are "AS IS" as of
the Closing Date hereof, subject to the Permitted Exceptions, and subject to ordinary use, ordinary breakage and ordinary wear and tear and damage or
deterioration due to the elements.   ANY AND ALL WARRANTIES, EXPRESS OR
IMPLIED, AS TO PHYSICAL CONDITION, OR OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

          (l) Financial Information. Set forth on Schedule 7(l) attached hereto are listings of audited financial statements of FRA and ACH for the fiscal years ended 12/31/91, 12/31/92 and 12/31/93, inclusive, unaudited financial information with respect to FRA and ACH for subsequent monthly periods through the month of September 30, 1994, copies of which have been provided to the Purchaser, and a statement of the number of racing days, total attendance, and total amount handled in pari-mutuel wagering at FRA's and ACH's meets at FRA Raceway for the period January 1, 1990 through December 31, 1994. The audited financial statements and unaudited financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods and dates involved (except as may be indicated in the notes thereto) and fairly present the financial information relating to the Business for such periods (subject, in the case of un-audited financial statements, to normal year-end adjustments and the absence of notes to such statements).

          (m) Insurance. Set forth on Schedule 7(m) is a list of insurance policies maintained by or on behalf of FRA, ACH and Circa on the Assets. Summaries of such policies have been previously supplied to Purchaser.

          (n) No Other Representations or Warranties. Not withstanding anything to the contrary contained herein, but for the representations and warranties of the Seller expressly contained in this Paragraph 7, the Seller makes no other representations or warranties, expressed or implied, in connection with the Assets, Stock and Business and the transactions contemplated herein.

          (o) Environmental Matters. To the best of the Seller's knowledge: (i) it has made available to the Purchaser copies (to the extent in the Seller's possession) of all test results, studies and reports in its possession and completed, regarding any Hazardous Materials generated at the Real Property and disposed of by the Seller off-site, or regarding the condition of the soil, water or ground water at the Real Property, all of which with the exception of the routine reports made in the regular course of the Business; and (ii) except as disclosed in Schedule 7(o) attached hereto, the Seller is not aware of Hazardous Materials or any present or former on-site land-fills, settling ponds, disposal facilities or underground tanks at,on or under the Real Property.

               To the best of Seller's knowledge, each of the Subject Companies is, and at all times has been, in compliance with all Environmental Laws (as hereinafter defined). To the best of Seller's knowledge there has been non complaint, order, directive, claim citation or notice by any governmental authority or any other person or entity with respect to any alleged violations of any Environmental Law or the occurrence of a Hazardous Discharge at, about or from the Real Property or by reason of any business thereon conducted ("Environmental Claim"). Neither Seller nor any of the Subject Companies has any knowledge of an existing or potential Environmental Claim or violation of any Environmental Law, nor has any of the Subject Companies received any notification or has any knowledge of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, releasse or threatened release at any location of any Hazardous Materials generated or transported by any of such companies; and there has been no release of Hazardous Materials by any of the Subject Companies on, upon or into the Real Property, and, to the best knowledge of Seller, there has been no such release on, upon or into any real property in the vicinity of any of the Real Property that, through soil or groundwater contamination, has come to be located on the Real Property. No environmental lien has attached to any of the Real Property.


               For purposes of this Paragraph 7(p), "Environmental Laws" shall mean all federal, state, district and local laws, all rules and regulations promulgated thereunder, and all orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to (i) releases, discharges, emissions or disposals to air, water, land or groundwater, (ii) to the withdrawal or use of groundwater, (iii) to the use, handing or disposal or polychlorinated bipheyls (PCBs), asbestos or urea formaldehyde, (iv) to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), and any other solid, liquid or gaseous substance, exposure to which is prohibited, limited or regulated, or may or could pose a hazard to the health and safety of the occupants of the Real Property or the property adjacent to or surrounding the Real Property,
(v) to the exposure of persons to toxic, hazardous, or other controlled, prohibited or regulated substances, (vi) to the transportation, storage, disposal, management or release of gaseous or liquid substances, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupation Safety and Health Act, as amended, ISRA, and all analogous laws promulgated or issued by any state or other governmental authority.

          (p) Employment Practices. Except as set forth on Schedule 7(p), no employees of FRA or ACH are represented by any labor organization, and no labor organization or group of employees has made a demand for recognition, has filed a petition seeking a representation proceeding or given FRA or ACH notice of any intention to hold an election of a collective bargaining representative. Although FRA and ACH has begun negotiations regarding expiring contracts with certain of their unions, there is no strike, work stoppage or labor disturbance existing or, to the best of the Seller's knowledge, threatened which involved any employees of the Seller.

          (q) Non-Foreign Person Status. The Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

          (r) Further Real Property Restrictions. Except as otherwise set forth in this Agreement or as may be disclosed in the Purchaser's title report, or as may otherwise be required by any applicable law, rule, regulation, ordinance or statute, the Seller has no knowledge of, and is not a signatory to, any private restrictions or agreements that affect the uses to which the Real Property may be put, including, without limitation, size of buildings, limitations on use or restrictions in regard to heights of buildings, agreements to submit architectural plans to an association, community organization or other group, provisions requiring improvements or provisions requiring the joining with others in group actions.

          (s) Capitalization. The authorized and outstanding capital stock of FRA, ACH and Circa is as set forth on Schedule 7(s). All of the outstanding shares of capital stock of FRA, ACH and Circa are owned of record by Seller and no other person has or shares any direct or indirect interest or right with respect to any of said shares. All outstanding shares of capital stock of each of FRA, ACH and Circa have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights on the part of any holder of any class of securities or FRA, ACH and Circa and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Seller, FRA, ACH or Circa, contingently or otherwise, to issue or sell any shares of any class of FRA's, ACH's or Circa's capital stock or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given by Seller or any Subject Company.

          (t) Subsidiaries. Neither FRA, ACH or Circa owns, directly or indirectly, any shares of capital stock or other equity interest in any corporation, partnership, association or other entity or business enterprise, nor does FRA, ACH or Circa have any obligation or commitment to acquire all or part of, contribute to the capital of, guarantee the obligations of, make loans to or share the losses of any entity or enterprise.

          (u) Authority for Agreement. Seller has all necessary capacity, power and authority to execute and deliver this Agreement and to carry out his obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligations of Seller and enforceable against him in accordance with its respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the charter or bylaws of FRA, ACH or Circa or any mortgage, indenture, lease, agreement, bond or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FRA, ACH, Circa or Seller or any of their properties except for violations or defaults which may be cured by obtaining waivers or consents. Such execution, delivery and consummation will not accelerate the maturity of or otherwise modify the term of any indebtedness now existing or proposed to be incurred, or result in the creation of any lien, charge, encumbrance or security interest upon any of the assets or property of FRA or ACH. Other than the approval of the Racing Commission which has been obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be made by Seller, FRA, ACH or Circa in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Seller.

          (v) Taxes. For each of its taxable years beginning on or after January 1, 1991, FRA and ACH for federal and state purposes, have been "Subchapter S corporations" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth in Schedule 7(v), each of FRA and ACH has timely filed or will timely file all federal, state, local and foreign income tax returns and other material tax reports relating to the operations of FRA and ACH required under applicable law to be filed by FRA and ACH and due on or before the Closing Date in respect of any fiscal period ended before the Closing Date. Such returns and reports do or will reflect accurately in all material respects all liability for taxes of FRA and ACH for the periods covered thereby. Except as set forth on Schedule 7(v), all federal state, local, foreign and other taxes, assessments and other governmental charges upon FRA and ACH or upon any of their respective properties, assets, income, receipts, payrolls, transactions, capital, net worth or franchises reflected on such tax returns and reports which are due and payable have been paid, other than those currently payable without penalty or interest or which are being contested in good faith by proper procedures and for which appropriate reserves have been established in accordance with GAAP. Each of FRA and ACH has duly and properly withheld amounts and paid all taxes, including Federal and state employee income taxes, social security or similar taxes, payroll taxes, withholding taxes, unemployment taxes, and employment taxes or every nature whatsoever, including any interest penalty or addition thereto, whether disputed of not, required to be withheld and paid by FRA and ACH with respect to any person and has filed all required federal, foreign, state and local and other returns and reports with respect to any person in compliant in all material respects with the tax withholding provisions of the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal, foreign, state or local laws. Except as set forth on Schedule 7(v), no deficiencies for any taxes or assessments have been assessed against FRA and ACH which remain unpaid and to Seller's knowledge there are no issues currently pending before the Internal Revenue Service or any other taxing authority in connection with any taxes. No income tax returns for FRA and ACH have been audited by the Internal Revenue Service. No income tax returns for FRA and ACH have been audited by the New Jersey Department or Taxation. Neither FRA nor ACH has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of, any federal, state or local tax. The amounts set up as provisions for taxes on balance sheets contained in ACH Financial Statements and FRA Financial Statements are sufficient for the payment of all accrued and unpaid taxes for which the FRA and ACH is liable for the periods through the respective dates of such balance sheets and for all fiscal periods prior thereto.

          (w) Hiring of Employees. The Purchaser immediately prior to or upon the Closing shall cause ACH and FRA to retain at least fifty-one (51%) percent of the present employees of ACH and FRA, it being understood and agreed that in no event shall fifty (50) or more employees of the Business as of the Closing Date be involuntarily terminated (unless for cause) by the Purchaser within ninety (90) days after the Closing Date. This obligation shall survive the Closing hereunder.

     8.   Management of ACH and FRA.

          From the date of the Option Agreement until the Closing Date
Seller and the management of the Subject Companies have conducted the Business in such a manner as the Seller and management in its sole judgment determined, consistent with reasonable business judgment and prior practices. Seller and Purchaser have discussed changes in bank indebtedness between the date of the Option Agreement and the Closing Date and Purchaser has satisfied itself that such indebtedness has been incurred consistent with the provisions of the Option Agreement.

          Seller and Purchaser agree that FRA and ACH have distributed or will prior to Closing distribute cash to Seller in an amount equal to 100% of the estimated income tax liability of Seller on the taxable income of each corporation as of 12/31/93 and 12/31/94. For this purpose the tax liability shall be computed at applicable rates for a joint return claiming a standard deduction for the applicable tax year. Seller has advised Purchaser that after taking into account distributions made to him during 1994 (including the distribution made 12/1/94 and 12/28/94) that there remains a liability of approximately $190,000 based on estimated profit figures for November and December. Seller and Purchaser agree to the extent that these monies are not distributed by December 31, 1994 that FRA shall distribute the balance, if any, in installments on or before January 15, 1995 and April 15, 1995. Purchaser agrees to cause FRA to complete its tax return and furnish to Seller the required information necessary to reflect income from FRA, ACH and/or Circa 1850, on his individual tax return and to distribute to him the balance of the distribution in such installments as Seller shall request.

     9.   Conditions Precedent.

          (a) Conditions to the Obligation of the Seller to Sell the Stock.

               The obligation of the Seller to sell the Stock shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Seller:

               (i) The Purchaser shall have delivered all items to be delivered by it at or prior to the Closing and shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

              (ii) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of Closing Date as if made at and as of such time. The Purchaser shall furnish the Seller with a bring-down certificate executed on its behalf by an authorized officer, dated the Closing Date, to such effect.

             (iii) The Seller shall have received an opinion of the Purchaser's counsel, in form and substance reasonably satisfactory to the Seller's counsel, dated the Closing Date, with respect to the matters which are the subject of Paragraphs 6(a) through (d), which opinion may rely on inquiries of appropriate officers of the Purchaser or on certificates of other third parties as to matters of fact set forth or assumed therein and shall be limited to the legal aspects of each such representation, and may be limited to the knowledge of such counsel as to factual matters which are the subject of Paragraphs 6(c) and (d).

          (b) Conditions to the Obligation of the Purchaser to Purchase the Stock.

               The obligation of the Purchaser to purchase the Stock shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, any or all of which may be waived by the Purchaser:

               (i) The Seller shall have delivered all items to be delivered by it at or prior to the Closing and shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

              (ii) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made at and as of such time. The Seller shall furnish the Purchaser with a bring-down certificate executed on its behalf by an authorized officer, dated the Closing Date, to such effect.

             (iii) The Seller shall have delivered to the Purchaser the resignation of each officer and each member of the Board of Directors of each of the Subject Companies. In addition, each of the Subject Companies shall have held a special meeting of its Board of Directors to appoint the designees named by the Purchaser to serve on the Board of Directors and/or as officers of such Subject Company simultaneously with the Closing contemplated hereunder.

             (iv) The Purchaser shall have received an opinion of the Seller's counsel, in form and substance reasonably satisfactory to the Purchaser's counsel, dated the Closing Date, with respect to the matters which are the subject of Paragraphs 7(a), (b), (c) and (i), which opinion may rely on inquiries to appropriate officers of the Seller or on certificates of other third parties as to matters of fact set forth or assumed therein and shall be limited to the legal aspects of each such representation, and may be limited to the knowledge of such counsel as to factual matters which are the subject of Paragraphs 7(c) and (i).

                (v) Subject only to the provisions of Paragraph 8, no change shall have occurred in the Stock, Assets or the Business which is materially adverse.

               (vi) Purchaser shall have received a rundown of a title commitment issued by a recognized title insurance company at Purchaser's expense reflecting no additional exception from those reflected on the preliminary title report received by Purchaser prior to exercise of its option.

              (vii) Purchaser shall have received all required licenses and permits to operate a racetrack and the Business.

             (viii) No Subject Company shall have admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of its creditors, consented to the appointment of a receiver for itself for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any other jurisdiction.

               (ix) All consents, approvals and waivers from third parties and governmental authorities and any other parties necessary to permit the consummation of the transactions contemplated hereby shall have been obtained.

               (x)  Purchaser shall have received from the Seller either
(at Seller's option): (a) a non-applicability letter, (b) a de minimis quantity exemption; or (c) a no further action letter, from the Industrial Site Evaluation Element, or its successor, of NJDEP, or its successor (the "ISRA Determination"). If Seller shall not have obtained such non-applicability letter, exemption or approval (depending on that for which Seller has made application) not later than the Closing Date, then Seller shall deliver an opinion of Seller's counsel that, in such counsel's opinion, ISRA is not applicable to the transaction contemplated by this Agreement and Seller agrees to diligently pursue and obtain at his own expense a non-applicability letter, a negative declaration or no further action letter.


     10.  Deliveries at Closing.

          (a) Deliveries by the Seller. On the Closing Date, the Seller shall obtain and deliver or cause to be delivered to the Purchaser the following:

               (i) Stock certificates duly endorsed in blank for transfer to Purchaser representing all of the issued and outstanding shares of ACH, FRA and Circa.

              (ii)  The bring-down certificate described in Paragraph
9(b)(ii).

             (iii) A certified copy of the resolutions of the Board of Directors and stockholder of ACH, FRA and Circa, if required, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

               (iv) The opinion of the Seller's counsel referred to in Paragraph 9(b)(iv), in form and substance reasonably acceptable to the Purchaser's counsel.

               (v) An affidavit from the Seller, certifying that (1) he is not a "foreign person" as that term is used and defined in Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended; (2) he is a United States tax resident; and (3) he understands that such certification is made under penalty or perjury. Such certification shall also set forth the taxpayer identification number of the affiant.

               (vi) A good standing certificate of FRA, ACH and Circa as issued by the state of incorporation of the Seller.

              (vii) The ISRA Determination or opinion of counsel referred to in Paragraph 9(b)(x).

             (viii) Copies of the Certificates of Incorporation and by-laws of the Subject Companies, certified by an officer of each Subject
Company.

               (ix) The corporate minutes books and stock transfer ledgers of the Subject Companies.

          (b) Deliveries by the Purchaser. (a) On the Closing Date, the Purchaser shall obtain and deliver or cause to be delivered to the Seller the following:

               (i) The Purchase Price, in the manner and form provided in Paragraph 3(b) hereof.

               (ii) Pledge Agreement delivered pursuant to Paragraph
3(b)(ii)(c).

             (iii)  Mortgage to be delivered pursuant to Paragraph
3(b)(ii)(b).

               (iv) Pledge Agreement and the collateral pledged thereunder as provided for in Paragraph 4.
               (v)  FRA Note and Mortgage delivered pursuant to Paragraph
4.

               (vi) Certified copies of the resolutions of the Purchaser's Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein.

               (vii) The opinion of the Purchaser's counsel referred to in Paragraph 9(a)(iii), in form and substance reasonably acceptable to the Seller's counsel.

               (viii)The bring-down certificate described in Paragraph
9(a)(ii).

               (ix) An incumbency certificate to the Seller setting forth those officers authorized to execute and deliver the documents referred to herein, including, without limitation, the Agreement, together with the actual signatures of such officers set forth opposite their respective names and offices contained within such incumbency certificate.


     11.  Indemnifications.

          (a) Indemnification by the Seller. The Seller hereby indemnifies and holds the Purchaser harmless against and in respect of:

               (i) any and all loss, liability or damage incurred or sustained by the Purchaser in connection with any breach by the Seller of the Seller's representations, warranties and covenants contained herein or in certificates or other documents delivered hereunder or pursuant hereto.

              (ii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters set forth in Paragraph 11(a)(i).

              (iii) any and all loss, liability or damage incurred or sustained by the Seller in connection with any breach by the Purchaser of its representations, warranties and covenants contained herein or in certifications or other documents delivered hereunder or pursuant hereto, including any loss, liability or damage for which Seller is entitled to indemnification from any third party, including, without limitation, any loss, liability, or damage relating to (i) any proposed penalty assessments made by the Internal Revenue Service against any of the Subject Companies for any tax year, or portion thereof, prior to the Closing Date; (ii) any audits conducted by the Internal Revenue Service and/or the New Jersey Division of Taxation relating to tax returns filed, or omitted to be filed, by any of the Subject Companies for any tax year, or portion thereof, prior to the Closing Date; and
(iii) U.S. vs. Action Corporation, et al., U.S. District Court for the District of New Jersey, Civil Action #89-3652. In the event of a finding of any liability arising from any New Jersey Division of Taxation audit or other action for any period prior to the date of this Agreement, Purchaser and Seller will share said liability, equally, provided, however, that Purchaser's liability shall not exceed the amount of $25,000. All remaining liability shall be the complete responsibility and obligation of Seller. In the event of any adjustment at the corporate level that results in a refund due to the Seller, such refund shall be the sole entitlement of Seller.

          (b) Indemnification by the Purchaser. The Purchaser hereby indemnifies and holds the Seller harmless against and in respect of:

              (i) any and all loss, liability or damage incurred or sustained by the Seller by reason of any debt, liability, obligation, commitment or contract of FRA, ACH or Circa; and

             (ii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters set forth in Paragraphs 11(b)(i) and (ii).

          (c)  Notices, Defense, Etc.  Promptly upon receipt by either
Seller or Purchaser of notice of any claim or the commencement of any action (a "Proceed-ing"), for which indemnity may be sought hereunder, the indemnified party shall give notice to the indemnifying party of the claim or the commencement of such action, attaching to such notice a copy of the claim or judicial pleading received. Failure to so notify the indemnifying party shall relieve it from its indemnification obligation with respect to such claim; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than under this Paragraph 11.

          (d) Third-Party Claims. Following notice by the indemnified party to the indemnifying party , pursuant to subparagraph (c), the indemnifying party shall have thirty (30) days within which to notify the indemnified party that it intends to contest or defend such Proceeding, in which case the indemnifying party shall be entitled to conduct such defense through reputable counsel of its choosing; provided, however, that during such thirty (30)-day period the indemnified party may take any reasonable steps to preserve the rights of the indemnifying party or the indemnified party. If the indemnifying party timely gives such notice to the indemnified party, such contest or defense may be conducted by the indemnifying party, through reputable counsel as aforesaid, in the name and on behalf of the indemnified party. The cost and expenses of such contest or defense conducted by the indemnifying party shall be borne by the indemnifying party. The indemnified party shall have the right to participate, at its expense, in the Proceeding and to be represented by its counsel, but the indemnifying party shall have full authority to determine all actions to be taken with respect to such defense, after consultation with counsel for the indemnified party.

               If the indemnifying party fails to give timely notice of the assumption of the defense or does not conduct the defense, the indemnifying party shall no longer be entitled to conduct such defense and shall be bound by the result obtained with respect thereto by the indemnified party, and the indemnified party shall have no obligation to contest such Proceeding and may agree to any compromise or settlement thereof. The costs and expenses of such contest conducted by the indemnified party shall be included within the scope of any indemnification provided for in this Paragraph 11.

               The indemnifying party may not agree to settle or compromise any Proceeding unless (i) the indemnified party gives its prior written consent thereto which shall not be unreasonably withheld, or (ii) the remedy sought against the indemnified party is solely monetary damages and the terms of such compromise or settlement provide that the indemnified party shall have no responsibility for discharge of the amount agreed upon, and such compromise or settlement discharges all rights against the indemnified party with respect to such proceeding. The indemnifying party shall not be liable for any settlement of a Proceeding effected by the indemnified party without the consent of the indemnifying party except as set forth in the preceding subparagraph.

               Each party shall cooperate with the other party and its counsel in contesting any Proceeding in accordance with this Paragraph 11, including asserting claims against any other parties involved in a Proceeding.

          (e) Limitations of Liability and/or Claims. Notwithstanding anything to the contrary contained herein, no action or proceeding seeking damages or other relief for breach of any representation or warranty set forth in this Agreement, any covenant to be performed prior to the Closing hereunder or any indemnification obligation with respect to any such covenant, representation or warranty, shall be commenced after the expiration of one (1) year from the Closing Date with respect to any claim based thereon which shall not have been previously asserted, by written notice given under Paragraph 11(c); provided, however, that this Paragraph 11(e) shall not apply with respect to claims, actions or proceedings based upon or arising out of (i) the Purchaser's failure to pay or perform any liability or obligation assumed by it at the Closing hereunder, (ii) the Purchaser's breach of its obligations under Paragraph 11 hereof, (iii) any matter described in clause (ii) of Paragraph 11(b), as the case may be, and, with respect thereto, clause (ii) of Paragraphs 11(a) or clause (iii) of Paragraph 11(b), as the case may be, (vi) any covenant or agreement to be performed by either party at or after the Closing. Seller's indemnification obligation based upon any failure by the Seller to do so, in no event shall the Seller's liability hereunder or in respect of the transactions contemplated hereby, whether based on indemnity, breach of contract or otherwise, exceed, in the aggregate, an amount equal to the Purchase Price less the amount of all mortgages and other liens against the Real Property as of the date hereof, and the Seller shall not be liable for any lost profits or other consequential damages.

          (f) Survivability. This Paragraph 11 shall survive the Closing hereunder and/or any termination of this Agreement.

     12.  Additional Covenants.

          (a) Obligation with Respect to Employees. Not later than the date hereof the Purchaser shall deliver to the Seller a schedule of (i) those employees it intends to cause ACH and FRA to retain as of the Closing Date, and (ii) those employees of ACH and FRA who will not be retained after the Closing (it being understood and agreed that the Purchaser shall offer to hire the services of at least fifty-one (51%) percent of the employees of ACH and FRA, it being understood and agreed that in no event shall fifty (50) or more employees of the Business as of the Closing Date be involuntarily terminated (unless for cause) by the Purchaser within ninety (90) days from the Closing).
          (b) Further Assurances. Each of the parties hereto shall use its good faith efforts to do all acts necessary or advisable to facilitate meeting the conditions precedent set forth in Paragraph 9; provided, however, that no party hereunder shall be required to incur any substantial expense, liability or obligation not otherwise contemplated in this Agreement.

          (c) Material Agreements. After the Exercise Date the Seller shall not enter into any new agreement or modify any existing written agreement if to do so would result in a material change, binding upon the Purchaser after the Closing, in the nature or cost of equipment or services which are presently used in the Business without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

          (d) Seller's Access to Documents. From and after the Closing, the Seller and its designated representatives, shall have the right, during normal business hours, upon reasonable prior written notice to the Purchaser, to review, inspect and copy all written records, agreements, purchase orders, receipts, invoices and other documents pertaining to ACH, FRA and Circa, their Assets or Business which are delivered by the Seller to the Purchaser at or subsequent to the Closing. The Purchaser shall cooperate with the Seller and its designated representatives in connection with any such review, inspection and copying. The Purchaser shall maintain and preserve all such records, agreements, purchase orders, receipts, invoices and other documents for at least seven (7) years from the Closing Date.

     13.  Multi-employer Pension Plans.

          With respect to the multi-employer plans, within the meaning of
Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), listed on Schedule 13 annexed hereto (the "Plans"), the parties agree pursuant to Section 4204 of ERISA as follows:


          (a) Purchaser's Contribution Obligation. The Purchaser shall or shall cause the Subject Companies to contribute, pursuant to an obligation to contribute, to each of the Plans for substantially the same number of contribution base units within the meaning of Section 4001(a)(11) of ERISA for which Seller had an obligation to contribute with respect to the Business regarding each of such Plans.

          (b) Maintenance of Bond or Escrow. Unless exempted by the Pension Benefit Guaranty Corporation, the Purchaser shall or shall cause the Subject Companies to provide to each Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing a bond issued by a corporate surety company that is an acceptable surety within the meaning of section 4204(a)(1)(B) of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to each respective Plan and to the Seller, in an amount equal to the greater of:

               (i) the average annual contribution required to be made by the Seller with respect to the Business to such Plan for the three (3) plan years preceding the plan year in which the Closing occurs; or

              (ii) the annual contribution that the Seller was required to make with respect to the Business to such Plan for the last plan year before the plan year in which the Closing occurs, with respect to each such Plan; payment on the aforesaid bonds or escrows shall be made to a Plan if the Purchaser or the Subject Companies withdraws therefrom, or fails to make a contribution thereto when due, at any time during the first five (5) plan years beginning after the Closing. Notwithstanding the foregoing, if any such Plan is in reorganization, within the meaning of Section 4241 of ERISA, in the plan year in which the Closing occurs, the bond or escrow to be furnished by the Purchaser shall be in an amount equal to two hundred percent (200%) of the amount described in (i) or (ii), whichever is applicable.

          (c)  Seller's Liability.  If the Purchaser or the Subject
Companies withdraw from any Plan in a complete withdrawal or a partial withdrawal with respect to the Business before the last day of the fifth (5th) plan year of a Plan commencing after the Closing, and fails to pay the Purchaser's or the Subject Companies' withdrawal liability to such Plan thereby arising, then Seller shall be secondarily liable to such Plan for any withdrawal liability which Seller would have had to the affected Plan or Plans but for the provisions of section 4204(a) of ERISA with respect to Seller's operation of the Business during Seller's ownership thereof.

          (d)  The Plans.  The Plans shall include those set forth in
Schedule 13 attached hereto and made a part hereof, unless the Seller notifies the Purchaser of the exclusion therefrom of any such plan or plans.

     14.  Maintenance of Insurance; Condemnation, Loss, Damage or
Destruction. ACH, FRA and Circa shall maintain their fire and extended coverage insurance policies on the grandstand building and on the
"Backstretch," which includes barns and remote buildings.   There has been no
condemnation, loss, damage or destruction of the Assets which could reasonably be expected to cause a material interruption in the Business.

     15.  Brokers and Finders.

          The Purchaser and the Seller each represents and warrants to the other that no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby. Purchaser and Seller hereby indemnify and hold each other harmless from its breach of this representation.


     16.  Miscellaneous.

     (a) Amendment. This Agreement and the Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b)  Waiver.

               (i) At any time prior to the Closing Date, the parties may, by mutual written agreement: (A) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (B) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by such party.

              (ii) Except as otherwise expressly set forth in this Agreement, neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege (collectively, a "Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence.

             (iii) Anything in this Agreement to the contrary notwithstanding, in the event that an occurrence, condition or fact which would constitute a material breach of a representation or warranty on the part of the Seller hereunder is discovered by the Seller prior to Closing and the Seller gives the Purchaser prompt written notice thereof prior to Closing, or in the event that the Purchaser otherwise learns of such breach, prior to Closing, then the Purchaser may elect not to close. If the Purchaser elects to close hereunder, the Purchaser shall be deemed to have waived any and all rights it may have with respect to such breach. If the Purchaser elects not to close by reason of such occurrence, condition or fact, then the Purchaser is free to pursue whatever rights it may have and the Down payment shall be refunded to Purchaser.

           (c) Survival of Representations, Warranties, Covenants and
Agreements.

               Except as to matters waived by a party pursuant to this Agreement, all representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and the transfer of the Assets hereunder, for a period of one (1) year.

          (d) Removal of Property; Office Space. Within ten (10) days following the Closing, the Seller shall remove any of its personal property which does not constitute a part of the Assets located at the Real Property which excluded Assets are set forth in section 2 of Schedule 1(b)(ii) attached hereto and made a part hereof. Seller and its agents shall have reasonable access to the Real Property in order to remove such property after the Closing.

          (e) Expenses. Whether or not the purchase and sale of the Stock pursuant to this Agreement is effected, all legal and other costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement shall be paid by the party incurring such expenses. However, legal and other costs and expenses incurred by a party in asserting any rights arising from this Agreement against the other party by legal action may be recovered by the enforcing party.

          (f) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), express courier, or telecopier (with confirmation of receipt) to the parties at the following addresses:

               (i)  if to the Seller:

                    Mr. Kenneth R. Fischer
                    157 Oval Road
                    Essex Fells, New Jersey  07021

                    With a copy to:

                    Connell, Foley & Geiser
                    85 Livingston Avenue
                    Roseland, New Jersey  07068
                    Attn:  John B. Murray, Esq.
                    Telephone No.: (201) 535-0500
                    Telecopier No.: (201) 535-9217


                   (ii)  if to the Purchaser:

                     International Thoroughbred Breeders, Inc.
                     Route 70 and Haddonfield Road
                     Cherry Hill, New Jersey 08034
                     Attention: Arthur Winkler, President
                     Telephone No.:  (609) 488-3604
                     Telecopier No.: (609) 488-7585

                    With a copy to:

                     Sterns & Weinroth
                     A Professional Corporation
                     50 West State Street, Suite 1400
                     P.O. Box 1298
                     Trenton,  New Jersey  08607-1298
                     Attn: Bruce R. Volpe, Esq.
                     Telephone No.:  (609) 392-2100
                     Telecopier No.: (609) 392-7956


             (iii)  under any Pledge Agreement:
                    To Escrow Agent as provided for in such Agreement with a copy to Seller and Purchaser as above provided.

          or at such other addresses as shall be furnished by the parties by like notice, which shall be deemed to have been given or made as of the date so delivered, if delivered by hand, express courier or telecopier, or mailed, if delivered by mail.

          (g) Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (h) Publicity. So long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other, which consent shall not be withheld or delayed where such release or announcement is required by law.

          (i) Entire Agreement. This Agreement (including the Schedules, documents and instruments referred to herein) constitutes the entire agreement between the Seller and Purchaser and supersedes all other prior agreements and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

          (j) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, administrators, successors and assigns. The Purchaser, but not the Seller, may assign its rights and obligations under the Agreement without the consent of the Seller but only to a wholly owned subsidiary or affiliate controlled by Purchaser. Upon any such assignment by Purchaser, Purchaser shall not be relieved of any and all obligations and liability under this Agreement and shall guarantee the obligation of the Assignee under this Agreement.

          (k) Governing Law. This Agreement shall be governed in all respects by the laws of the State of New Jersey.

          (l) Severability. If any provision of this Agreement or the application thereof shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary in the circumstances to make such provision valid and enforceable and its partial or total invalidity or unenforceability shall in any event not affect the remaining provisions of this Agreement which shall continue in full force and effect.

          (m) Taxes. Each party shall be responsible for its own Federal, State or local income taxes due with respect to gain or loss on the transfer of the Stock, and the parties hereto shall make all required payments and filings in connection therewith within the time periods required by law or as may be mutually agreed upon, in writing, between the parties hereto.

          (n) Number of Days. In computing the number of days for purposes of this Agreement, except as otherwise set forth in this Agreement all days shall be counted, including Saturdays, Sundays and holidays (all days other than Saturdays, Sundays and holidays shall be deemed "Business Days"); provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next Business Day. As used in this subparagraph (n), "holiday" shall mean a day on which national banks located in New Jersey are scheduled to be closed.

          (o) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument; provided, that all counterparts are counter-executed by one of the parties which counter-execution may be on a facsimile transmitted copy of a counterpart.


     17.  Purchaser's Default.

          If the Seller shall be prepared to close title in accordance with this Agreement, and if the Purchaser shall fail or refuse to close title as required by the terms of this Agreement, or if the Purchaser otherwise is in default hereunder so that the Seller has the right to refuse to close title, then the Seller's sole and exclusive remedy shall be to keep and retain the Down Payment, and all interest thereon, as and for liquidated damages.

     18.  Seller's Default.

          If prior to the Closing the Seller fails to comply with its obligations under this Agreement, then, the Purchaser shall have the right, as a result thereof, not to close title and if Purchaser shall not be in default under this Agreement, the sole and exclusive remedy of the Purchaser shall be to terminate this Agreement and receive a return of the Down Payment and interest thereon provided however that if all conditions precedent to the obligations of the parties to close have been satisfied or waived and Seller nevertheless wilfully refuses to close Purchaser shall have the right to either: (1) obtain specific performance of Seller's obligations hereunder or
(ii) terminate this Agreement and receive a return of the Down Payment and interest thereon.

     19.  No Representation Implied.

          The Purchaser has neither relied upon nor been induced by any representations or warranties of Seller not expressly set forth in this Agreement. Purchaser has relied (and shall rely) solely upon such representations and warranties of Seller as are expressly set forth in this Agreement, and on such investigations, examinations, and inspections as the Purchaser has chosen to make or shall be entitled to make in accordance with this Agreement. The Seller shall not be bound by any representations, warranties or statements made by any broker or other person, or set forth in any brochure, set-up offering statement or summary, except those representations and warranties of Purchaser expressly set forth in this Agreement.
     20.  Construction.

          The Purchaser and Seller acknowledge that each and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or schedules thereto.



          IN WITNESS WHEREOF, the Purchaser and the Seller have duly executed and delivered this Agreement as of the date set forth above.

                                   PURCHASER:

                                   INTERNATIONAL THOROUGHBRED BREEDERS,
                                   INC.

                                   By:/s/ Arthur Winkler
                                   Name:Arthur Winkler
                                   Title:President and Director

                                   SELLER:

                                   By:/s/ Kenneth R. Fischer
                                   Name: Kenneth R. Fischer